MUNIYIELD CALIFORNIA INSURED FUND, INC.

FILE # 811-6692

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
8/11/2005	San Francisco Bay Area Rapid Transit 5% 7/1/30	352,095,000	1,500,000	Morgan Stanley Citigroup Bear Stearns Goldman Sachs Merrill Lynch Backstrom McCarley Berry Jackson Securities Loop Capital Siebert Brandford
6/3/2005	Puerto Rico IFA 7/1/29-37,42-45	1,332,962,916	33,500,000	UBS Financial Services Banc of America Merrill Lynch Citigroup Goldman Sachs JP Morgan Lehman Brothers Morgan Stanley Raymond James & Assoc. Ramirez & Co. Wachovia